UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 25, 2008

Exact name of registrants as specified in
Commission	their charters, address of principal executive	IRS Employer
File Number	offices and registrants' telephone number	Identification Number
1-14465	IDACORP, Inc.	82-0505802
1-3198	Idaho Power Company	82-0130980
1221 W. Idaho Street
Boise, ID 83702-5627
(208) 388-2200

State or Other Jurisdiction of Incorporation: Idaho
None
Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

IDACORP, Inc.
IDAHO POWER COMPANY
Form 8-K

ITEM 1.01      Entry into a Material Definitive Agreement.

On September 17, 2008, Idaho Power Company (Idaho Power) entered into an Electric Service Agreement (ESA) with Hoku Materials, Inc. (Hoku) to provide electric service to Hoku's polysilicon production facility under construction in Pocatello, Idaho.  The initial term of the ESA is four years beginning on June 1, 2009, with automatic renewal after June 1, 2013 unless either party gives 12 months prior written notice of termination.  The amounts of power Idaho Power will make available to Hoku are fixed and vary by season.  Idaho Power's maximum demand obligation during the initial term is 82 MW; however, Hoku may increase or decrease its total demand to between 25 MW and 175 MW after June 1, 2013.  The purchase rates in the ESA are based on a combination of embedded cost tariff rates and marginal costs and are subject to change by action of the Idaho Public Utilities Commission (IPUC).  Idaho Power's revenues under the ESA will vary depending upon the level of demand from Hoku.  If Hoku maximizes its demand during the initial four-year term of the ESA, Idaho Power's revenues under the ESA would total approximately $125 million for that period.  The ESA is subject to prior review and approval by the IPUC.

In conjunction with the ESA, Idaho Power amended and restated its Agreement for Construction of Hoku Electric Substation and Associated Facilities, dated as of December 28, 2007, between Idaho Power and Hoku.  Under the amended and restated agreement, Idaho Power has agreed to construct the interconnection facilities necessary to provide service to the Hoku facility and Hoku will pay Idaho Power for the costs of such construction.  Idaho Power estimates that the total cost of the interconnection facilities will be approximately $16.5 million.

ITEM 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2008, the Boards of Directors of IDACORP, Inc. (IDACORP) and Idaho Power Company (Idaho Power) elected Richard J. Dahl to the Boards of Directors of IDACORP and Idaho Power, effective immediately, to serve until the 2009 Annual Meeting of Shareholders.  Mr. Dahl will serve on the Audit Committee.

Mr. Dahl is Chairman of the Board of Directors of International Rectifiers Corporation, a supplier of power semiconductors, a position to which he was appointed in May 2008.  Mr. Dahl has been a director of International Rectifiers Corporation since February 2008.  From July 2004 to June 2007, Mr. Dahl served as President and Chief Operating Officer of Dole Food Company, Inc., a grower, processor and distributor of flowers and produce, and had served as its Senior Vice President and Chief Financial Officer from June 2002 through July 2004.  Mr. Dahl served as a director of Dole Food Company, Inc. from July 2003 through June 2007.  Mr. Dahl has also served as a director of IHOP, Corp., a franchisor and operator of IHOP and Applebee's Restaurants, since February 2004.

The election of Mr. Dahl as a director increases the size of the IDACORP and Idaho Power Boards of Directors from eleven to twelve members.

In connection with his election to the IDACORP and Idaho Power Boards of Directors, Mr. Dahl will receive a prorated stock payment of $15,000 in value of IDACORP common stock in accordance with the terms of the IDACORP, Inc. Non-Employee Director Stock Compensation Plan (the Plan).  A copy of the Plan has been previously filed with the Securities and Exchange Commission (SEC) (File No. 1-14456, 1-3198, Form 10-K for the year ended December 31, 2007, filed on February 28, 2008, as Exhibit 10.21).

Mr. Dahl will have an indemnification agreement with IDACORP, which will provide, among other things, that IDACORP will indemnify and hold Mr. Dahl harmless for losses and expenses resulting from claims arising out of, or related to, the fact that he is or was a director of IDACORP. The form of indemnification agreement has been previously filed with the SEC (File No. 1-14465, 1-3198, Form 10-Q for the quarter ended September 30, 2006, filed on November 2, 2006, as Exhibit 10(h)(xx)).

ITEM 8.01      Other Events.

On August 25, 2008, a fire ignited beneath an Idaho Power distribution line in Boise, Idaho.  It was fanned by high winds and spread rapidly, resulting in the death of one Boise resident, the destruction of 10 homes and damage to 10 others.  Following investigation, the Boise Fire Department determined that the fire was linked to a piece of line hardware on one of Idaho Power's distribution poles and was accidental and "caused by these high winds."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated:  September 19, 2008

IDACORP, Inc.

By:   /s/ Darrel T. Anderson
Darrel T. Anderson
Senior Vice President -
Administrative Services
and Chief Financial Officer

IDAHO POWER COMPANY

By:   /s/ Darrel T. Anderson
Darrel T. Anderson
Senior Vice President -
Administrative Services
and Chief Financial Officer4